EXHIBIT 3.30

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)

DEC 26 2007	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name
	CSC-Wilmington		372675

Address
	2711 Centerville Rd	Ste. 400

City	State		Zip Code
	Wilmington,	DE	19808	Effective Date:
Document will be returned to the name and address you enter above.
If left blank document will be mailed to the registered office.

ARTICLES OF ORGANIZATION	E01808
For use by Domestic Limited Liability Companies
(Please read information and instructions on last page)
Pursuant to the provisions of Act 23, Public Acts of 1993, the undersigned execute the following Articles:

ARTICLE I
The name of the limited liability company is: Sybra of Michigan, LLC

ARTICLE II

The purpose or purposes for which the limited liability company is formed is to engage in any activity within the purposes for which a limited liability company may be formed under the Limited Liability Company Act of Michigan.

ARTICLE III
The duration of the limited liability company if other than perpetual is:

ARTICLE IV

1. The street address of the location of the registered office is:

601 Abbot Road East Lansing , Michigan 48823
(Street Address)	(City)	(ZIP Code)

2. The mailing address of the registered office if different than above:
, Michigan
(Street Address or P.O. Box	(City)	(ZIP Code)

3. The name of the resident agent at the registered office is: CSC-Lawyers Incorporating Service (Company)

ARTICLE V (Insert any desired additional provision authorized by the Act; attach additional pages if needed.)
The limited liability company will be managed b one or more managers.

Signed this 26th day of December , 2007

By	/s/TRACEY C. FRASER

(Signature(s) of Organizer(s))

Tracey C. Fraser

(Type or Print Name(s) of Organizer(s))